EXHIBIT 3.1 (j)

ARTICLES OF AMENDMENT
of
URSTADT BIDDLE PROPERTIES INC.

Urstadt Biddle Properties Inc., a Maryland corporation (the "Corporation"), hereby certifies as follows:

FIRST:  The Corporation desires to amend its charter as currently in effect.

SECOND:                          Article VII of the Corporation's charter is hereby amended by deleting therefrom Section 7.1 in its entirety and inserting the following in place thereof:

"7.1 Authorized Stock.  (a) The total number of shares of stock that the Corporation has authority to issue (the "Stock") is Two Hundred Million (200,000,000) shares, consisting of (i) Thirty Million (30,000,000) shares of common stock, par value $.01 per share (the "Common Stock"); (ii) One Hundred Million (100,000,000) shares of Class A common stock, par value $.01 per share (having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as are set forth in the Articles Supplementary of the Corporation accepted for record by the State Department of Assessments and Taxation of the State of Maryland on June 17, 1998); (iii) Fifty Million (50,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"); and (iv) Twenty Million (20,000,000) shares of excess stock, par value $.01 per share (the "Excess Stock").  The aggregate par value of all shares of all classes of stock is $2,000,000.

(b)            The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue."

THIRD:  Article XIV of the Corporation's charter is hereby amended by deleting the second sentence of the first paragraph of Article XIV.

FOURTH:  Article XIV of the Corporation's charter is hereby amended by inserting a new paragraph at the end of Article XIV as follows:

"Except as specifically provided in Section 6.4 (relating to removal of directors), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares of stock entitled to cast a greater number of votes, any such action shall be effective if taken or approved by the affirmative vote of holders of shares of the Corporation's stock representing a majority of all votes entitled to be cast on the matter."

FIFTH:  Article XVII of the Corporation's charter is hereby amended by deleting therefrom the third and fourth sentences of the first paragraph thereof.

SIXTH:  6.1.  Immediately before the amendment set forth in Article SECOND hereof, the Corporation has authority to issue One Hundred Million (100,000,000) shares of stock, all having a par value of $.01 per share, consisting of (i) Thirty Million (30,000,000) shares of common stock, (ii) Forty Million (40,000,000) shares of Class A common stock, (iii) Twenty Million (20,000,000) shares of preferred stock and (iv) Ten Million (10,000,000) shares of excess stock, and the aggregate par value of all shares of all classes is $1,000,000.

6.2.            As amended, the Corporation has authority to issue Two Hundred Million (200,000,000) shares of stock, all having a par value of $.01 per share, consisting of (i) Thirty Million (30,000,000) shares of common stock, (ii) One Hundred Million (100,000,000) shares of Class A common stock, (iii) Fifty Million (50,000,000) shares of preferred stock and (iv) Twenty Million (20,000,000) shares of excess stock, and the aggregate par value of all shares of all classes is $2,000,000.

6.3.            None of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class of the Corporation's stock were changed by the amendments set forth in these Articles of Amendment.

SEVENTH:  The amendments to the charter of the Corporation set forth in these Articles of Amendment have been advised by the board of directors of the Corporation and approved by the requisite vote of the stockholders of the Corporation at a meeting duly called and held, all in the manner prescribed by and in accordance with the provisions of the charter and bylaws of the Corporation and the Maryland General Corporation Law.

IN WITNESS WHEREOF, Urstadt Biddle Properties Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by its President who acknowledges that these Articles of Amendment are the corporate act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 21st day of March, 2013.

ATTEST:                                                                                    URSTADT BIDDLE PROPERTIES INC.

/s/ Thomas D. Myers________                                                                                    By: /s/ Willing L. Biddle_______
Thomas D. Myers                                                                                          Willing L. Biddle
Secretary                                                                                          President